Exhibit 99.1

                     HEI Announces Third Quarter Results

    MINNEAPOLIS, July 13 /PRNewswire-FirstCall/ -- HEI, Inc. (Nasdaq: HEII)
( http://www.heii.com ) today announced results for its third quarter of fiscal 2004, which ended May 29, 2004.
    Net sales for the third quarter of fiscal 2004 were $11,131,000, as compared with $12,517,000 for the third quarter of fiscal 2003. The net loss for the third quarter was $1,029,000, or 12 cents per share fully diluted, compared with a net loss of $1,311,000, or 19 cents per share fully diluted, for the same period a year ago. The operating net loss for the third quarter was partially offset by a litigation recovery of $687,000 from the judgment against the Company's former Chairman of the Board, Chief Executive Officer and President.
    "Third quarter operating results showed a improvement over the previous quarter with net sales up 11% and operating losses down by 65%," said Mack Traynor, Chief Executive Officer and President. "A substantial portion of the loss for the quarter was due to operating inefficiencies in the Microelectronics operations. We continue to make steady progress in solving the operational issues as demonstrated by an improvement in our margins from 4.5% to 10% from last quarter to this quarter. We expect continued margin improvement in the upcoming quarter."
    Traynor added, "We ended the quarter with a cash balance of $336,000, restricted cash of $562,000 and debt capacity of $2,216,000. We continue to pursue and have had success on our collection efforts against the judgments received from the courts against our former Chairman, Chief Executive Officer and President."
    The Company will hold a conference call to discuss the Company's operating results and business strategies on Tuesday, July 13, 2004 at 4:00 p.m. Eastern Time (3:00 p.m. Central Time). This call is being web-cast and can be accessed via the HEI web site at http://www.heii.com . The call will be recorded and be available after the call at this same location on the web page.


     HEI, Inc.
     Consolidated Statements of Operations (Unaudited)
     (In thousands, except per share amounts)

                              Three Months Ended        Nine Months Ended
                             May 29,      May 31,      May 29,      May 31,
                              2004         2003         2004         2003
     Net sales              $11,131      $12,517      $32,042      $26,151
     Cost of sales            9,980       10,027       29,376       22,202
       Gross profit           1,151        2,490        2,666        3,949
     Operating expenses       2,830        2,927        8,984        6,884
       Operating loss        (1,679)        (437)      (6,318)      (2,935)
     Other income (expenses)    650         (876)       1,067         (888)
       Loss before
        income taxes         (1,029)      (1,313)      (5,251)      (3,823)
     Income tax (expense)
      benefit                     -            2            -           21
     Net loss               $(1,029)     $(1,311)     $(5,251)     $(3,802)

     Net loss per
      common share
      (basic and
      diluted)               $(0.12)      $(0.19)      $(0.70)      $(0.59)

     Weighted average
      common shares
      outstanding
      (basic and
      diluted)                8,310        7,029        7,533        6,488


     HEI, Inc.
     Consolidated Balance Sheets (Unaudited)
     (In thousands)
                                       May 29, 2004      August 31, 2003
     Cash and cash equivalents             $336                $806
     Restricted cash                        562                   -
     Accounts receivable, net             7,058               6,314
     Inventories                          6,924               6,864
     Net property and equipment           8,264               9,900
     Total assets                        25,867              26,503
     Line of credit                         784                 490
     Current maturities of
      long-term debt                        367                 397
     Accounts payable                     6,338               3,951
     Long-term debt                       1,912               2,555
     Total shareholders' equity          11,551              13,191


    HEI, Inc. designs, develops and manufactures microelectronics, subsystems, systems, connectivity and software solutions for OEMs engaged in the medical equipment and medical device, hearing, communications, and RFID industries. HEI provides its customers with a single point of contact that can take an idea from inception to a fully functional, cost effective and manufacturability product utilizing innovative design solutions and by the application of state-of-the-art materials, processes and manufacturing capabilities.

     Headquarters & Microelectronics     PO Box 5000, 1495 Steiger Lake Lane,
      Division                            Victoria, MN  55386
     -Advanced Medical Division          4801 North 63rd Street,
                                          Boulder CO  80301
     -High Density Interconnect          610 South Rockford Drive,
       Division                           Tempe, AZ  85281
     RF Identification and Smart         1546 Lake Drive West,
      Card Division                       Chanhassen, MN  55317

    FORWARD-LOOKING INFORMATION
    Information in this news release, which is not historical, includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements contained in this press release, including the integration of the Advanced Medical Division, the implementation of business strategies, growth of specific markets, improved results and the estimated HEI revenue, cash flow and profits, are forward-looking statements. All of such forward-looking statements involve risks and uncertainties including, without limitation, continuing adverse business and market conditions, the ability of HEI to secure and satisfy customers, the availability and cost of materials from HEI's suppliers, our ability to satisfy financial or other obligations or covenants set forth in our banking agreements, adverse competitive developments, change in or cancellation of customer requirements, the integration of the Advanced Medical Division, collection of outstanding debt, HEI's ability to succeed on the merits and defend against litigation, and other risks detailed from time to time in HEI's SEC filings. We undertake no obligation to update these statements to reflect ensuing events or circumstances, or subsequent actual results.

SOURCE  HEI, Inc.
    -0-                             07/13/2004
    /CONTACT: Mack V. Traynor, CEO, or Doug Nesbit, CFO, both of HEI, Inc., +1-952-443-2500/
    /Web site:  http://www.heii.com /
    (HEII)

CO:  HEI, Inc.
ST:  Minnesota
IN:  CPR HRD STW
SU:  ERN CCA